EXHIBIT 99.1

FOR INFORMATION CONTACT:

Spencer Sias, (650) 424-5782

spencer.sias@varian.com

Varian Medical Systems Board Member Steven A. Leibel Passes Away

Palo Alto, Calif. – February 11, 2008 – The Varian Medical Systems, Inc. (NYSE:VAR) Board of Directors today regrets to report the death of its member Steve A. Leibel, MD, in Hawaii earlier this week. Leibel, who was newly appointed to the Varian board in October, 2007, was professor of radiation oncology at the Stanford University School of Medicine and the Ann and John Doerr Medical Director of the Stanford Cancer Center. He was 61.

“We are deeply saddened by this sudden and tragic loss of our friend and colleague,” said Richard M. Levy, chairman of the board for Varian Medical Systems. “Steve was one of the world’s great leaders in radiation oncology and cancer treatment. We worked closely with him and he offered us invaluable advice over the years on how we could improve our products to help his patients. He was among a group who gave us the guidance needed to develop products for IMRT (intensity modulated radiation therapy) which is now raising the standard of care for patients around the world. Steve’s considerable expertise and experience added an important dimension to our board. He was a wonderful human being, and he will be greatly missed both personally and professionally. We extend our deepest sympathies to his wife, Margy, and his family.”

Leibel was the medical director of the Stanford Cancer Center and professor of oncology at the Stanford University Medical School since 2004. He also served as associate director of clinical research and care at the Stanford Cancer Center since 2005. Prior to joining Stanford, Leibel served as chairman of the radiation oncology department at Memorial Sloan-Kettering Cancer Center in New York. He was on the medical staffs at Mercy Medical Center in New York, Phelps Memorial Hospital in New York, St. Clare’s Hospital in New Jersey, the University of California at San Francisco, Letterman Army Medical Center in San Francisco, and the Johns Hopkins University School of Medicine. Leibel also taught at the University of California in San Francisco and The Johns Hopkins University School of Medicine. Leibel earned his M.D. degree at the University of California, San Francisco in 1972 and a B.S. degree in Human Biology at Michigan State University in 1970.

Information about a memorial tribute to Leibel’s life is pending.

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Varian Medical Systems, Inc., of Palo Alto, California, is the world’s leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 4,400 people who are located at manufacturing sites in North America and Europe and approximately 60 sales and support offices around the world. For more information, visit http://www.varian.com.